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    MAGNUM PETROLEUM, INC.
    600 East Las Colinas Blvd., Suite 1200, Irving, TX  75039
    Phone (972) 401-0752      Fax (972) 401-3110
    INTERNET ADDRESS:  http://www.magnumhunter.com



                                                           FOR IMMEDIATE RELEASE
                                                                   NEWS

American Stock Exchange
- Common MPM
- Warrants MPM.WS

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                    MAGNUM COMPLETES PRIVATE PLACEMENT OF
                  $10 MILLION IN CONVERTIBLE PREFERRED STOCK

Irving, Texas, December 9, 1996, MAGNUM PETROLEUM, INC. ("Magnum") announced today it has executed the definitive agreements concerning the private placement of $10 million in convertible preferred stock with Trust Company of the West and TCW Asset Management Company, as agent for certain institutional investors (collectively herein referred to as "TCW"). Terms of the 1996
Series A Convertible Preferred Stock call for (1) a fixed annual cumulative dividend rate of 8.75%, payable quarterly in arrears commencing December 31, 1996, (2) convertibility into common shares of the Company at a conversion price of $5.875 per share, and (3) if not already converted, an option by the Company after two years to exchange the 1996 Series A Convertible Preferred Stock for a Convertible Subordinated Debenture of equivalent value. Financial funding of the equity placement is anticipated prior to year-end and will be applied to the Company's senior bank credit facility. As a condition of the private placement, when required, the Company will fund the capital costs necessary for developing existing proved oil and gas properties owned by the Company by utilizing the availability under its existing senior bank credit facility.

Commenting on this new convertible preferred stock issue, Mr. Gary C. Evans, President and CEO of Magnum, stated "We are pleased to have completed this significant transaction for Magnum with TCW, an institution with an excellent reputation in the energy industry. We have been working diligently on this transaction for several months and are pleased to have reached terms and conditions which we believe are most satisfactory to the Company and will allow our new institutional investors to participate in the upside potential of the Company. As part of the conditions of the private placement, Magnum will significantly increase the development plans on the Company's proved properties over the next twelve months."

MAGNUM PETROLEUM, INC. is an exploration and development company engaged in four principal activities: (1) the acquisition, production and sale of crude oil, condensate and natural gas; (2) the gathering, transmission and marketing of natural gas; (3) the managing and operating of producing oil and natural gas properties for interest owners; and (4) providing consulting and U.S. export services to facilitate Latin American trade in energy products.

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The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. Those statements, and Magnum Petroleum, Inc.'s business and prospects, are subject to a number of risks, including volatility of oil and gas prices, the need to develop and replace reserves, the substantial capital expenditures required to fund its operations, environmental risks, drilling and operating risks, risks related to exploration and development drilling, uncertainties about estimates of reserves, competition, government regulation, and the ability of the company to implement its business strategy. These and other risks are described in the company's reports that are available from the SEC.

        FOR FURTHER INFORMATION CONTACT: STEVEN P. SMART (214) 401-0752

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